Exhibit 99.1

Contact: Dan Cravens

480-693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS REPORTS FIRST QUARTER FINANCIAL RESULTS

Highlights of US Airways Group, Inc.’s (the Company) first quarter 2012 results:

•

First quarter net loss excluding net special credits was $22 million, or ($0.13) per share. This compares favorably to a first quarter 2011 net loss excluding net special charges of $110 million, or ($0.68) per share.

•

On a GAAP basis, the Company reported a net profit for the first quarter 2012 of $48 million, or $0.28 per diluted share. This compares to the first quarter 2011 net loss of $114 million, or ($0.71) per share.

•

A 13.2 percent increase in consolidated fuel price significantly impacted the quarter. Had average fuel prices remained at first quarter 2011 levels, the Company’s fuel expense would have been approximately $133 million lower.

•

Record first quarter revenues and outstanding cost discipline allowed the Company to offset the increase in fuel costs. Total passenger revenue per available seat mile (PRASM) increased 8.2 percent year-over-year.

•	Mainline cost per ASM (CASM) excluding special charges and fuel decreased by 0.6 percent.

TEMPE, Ariz., April 25, 2012 — US Airways Group, Inc. (NYSE: LCC) today reported its first quarter 2012 financial results. For the first quarter 2012, net loss excluding net special credits was $22 million, or ($0.13) per share. Net loss excluding net special charges for the first quarter 2011 was $110 million, or ($0.68) per share. On a GAAP basis, the Company reported a net profit of $48 million for its first quarter 2012, or $0.28 per diluted share, compared to a net loss of $114 million, or ($0.71) per share, for the same period in 2011.

See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.

US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are pleased to report significantly improved first quarter financial results in spite of record high fuel prices. Consumer demand for our product remains very high, resulting in record high first quarter revenue, load factor, yield and PRASM.

“Our 32,000 team members continue to run an outstanding airline for our customers. Thanks to their efforts, US Airways achieved our best-ever first quarter in completion factor, on-time arrivals and baggage handling.

“Looking forward, as we prepare for the busy summer travel period, we continue to be encouraged with the overall strength in passenger demand. That strength, combined with our commitment to industry-leading operating reliability, cost containment and capacity discipline has US Airways strongly positioned for 2012 and beyond,” concluded Parker.

Revenue and Cost Comparisons

Strong passenger demand and record passenger yields led to improved revenue performance. Total revenues in the first quarter were a record $3.3 billion, up 10.3 percent versus the first quarter 2011 on a 3.0 percent increase in total available seat miles (ASMs). Total revenue per ASM was a record 15.45 cents, up 7.1 percent versus the same period last year, driven by a record first quarter load factor of 79.3 percent, up 1.3 points, and a 6.5 percent increase in passenger yields.

Total operating expenses in the first quarter were $3.2 billion, up 6.9 percent over the same period last year due primarily to a $160 million increase in consolidated fuel expense. Mainline cost per available seat mile (CASM) was 13.57 cents, up 3.7 percent on a 4.0 percent increase in mainline ASMs. Excluding special charges and fuel, mainline CASM was 8.71 cents, down 0.6 percent versus the same period last year. Express CASM excluding special charges and fuel was 15.33 cents, up 1.5 percent on a 1.8 percent decrease in Express ASMs.

Liquidity

As of March 31, 2012, the Company had $2.54 billion in total cash and investments, of which $347 million was restricted, up from $2.31 billion, of which $365 million was restricted on December 31, 2011.

In addition, in April 2012 US Airways entered into a loan agreement, pursuant to which US Airways borrowed an aggregate principal amount of $100 million. The net proceeds after fees were approximately $98 million. The loan is collateralized by certain airport take-off and landing slots.

Special Credits

The Company recognized $70 million of net special credits in the first quarter. Special credits included a $73 million gain associated with the previously announced slot transaction with Delta Air Lines, Inc., offset in part by a $3 million special operating charge. The Company closed the slot transaction in December 2011, which resulted in a $147 million gain that the Company deferred as of December 31, 2011 due to Department of Transportation (DOT) operating restrictions. The Company expects to recognize the remaining $74 million gain in the third quarter of 2012 as the operating restrictions lapse.

Notable Accomplishments

•

Began daily non-stop service between Washington, D.C.’s Reagan National Airport (DCA) to Jackson, Miss.; Birmingham, Ala.; Fayetteville, N.C.; Islip, N.Y.; Little Rock, Ark.; Jacksonville, N.C.; Pensacola, Fla.; Tallahassee, Fla. and Ft. Walton Beach, Fla. New service to DCA also began from Memphis, Tenn.; Omaha, Neb. and Ottawa, Ontario and the airline improved service on existing routes between DCA and Savannah, Ga.; Bangor, Maine and Hartford, Conn.

•

Announced the start of new non-stop service to Washington, D.C. from Cincinnati, Ohio and Des Moines, Iowa to begin on May 2 and new, daily non-stop service from San Diego to Washington, D.C. to begin on June 8. Also announced new flights to the nation’s capital from Augusta, Ga.; Minneapolis; Fayetteville, Ark.; Montreal, Quebec and Toronto, Ontario beginning July 11.

•

Announced expansion of the airline’s Gogo® Wi-Fi inflight Internet service to its fleet of Airbus A319, A320 and Embraer 190 aircraft. With the expansion, US Airways will have 90 percent of its mainline domestic fleet equipped with Wi-Fi Internet access. The airline also announced the service will be expanded to US Airways Express Embraer 170 and 175 aircraft operated by Republic Airlines. In addition to extending inflight Wi-Fi on more flights, the airline announced that it will launch Gogo Vision™, a streaming video product that allows passengers to watch movies and television shows on their own Wi-Fi enabled device.

•	Awarded $12 million to employees in profit sharing, recognizing their contributions to the Company’s full-year 2011 net profit of $111 million.

•

Was recipient of the Top 25 Workplaces for Women award by az magazine for creating one of the best workplaces for women in Arizona. The airline was awarded for the percentage of women in leadership positions, programs and practices that demonstrate a commitment to hiring and retaining women and for providing a family-friendly work environment.

•

On March 27, 2012, flight attendants at PSA Airlines, a wholly owned subsidiary of US Airways, represented by the Association of Flight Attendants (AFA) Council 75, voted to ratify the new five-year collective bargaining agreement that was previously announced on Feb. 23. The new agreement was ratified by PSA’s 268 AFA-represented flight attendants based in Dayton, Ohio; Knoxville, Tenn. and Charlotte, N.C.

•

On April 3, 2012 US Airways received the 2012 MRO of the Year Award for airline maintenance excellence by Aviation Week and Overhaul & Maintenance magazine. This prestigious industry award is given to the world’s top MRO and maintenance-related companies that demonstrate outstanding achievement and innovation in the area of technical operations.

•

On April 18, 2012, the Company’s Charlotte, N.C.-based line maintenance supervisor James “Red” Leslie received the Federal Aviation Administration’s (FAA) coveted Charles Taylor “Master Mechanic” Award for his 50 years of dedication in aviation maintenance. The award recognizes the lifetime accomplishments of senior aviation mechanics. Tampa, Fla.-based lead mechanic Bill Earnest and San Diego, Calif.-based mechanic Glenn Hobbs will receive the award later this spring.

•	The Company’s treasury team was awarded with the Treasury Team of the Year Award for 2011 by Airfinance Journal. The team was also recognized with the North American Deal of the year for 2011.

Analyst Conference Call/Webcast Details

US Airways will conduct a live audio webcast of its earnings call today at 12:30 p.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >>Investor Relations tab. An archive of the call/webcast will be available in the Investor Relations portion of the Web site through May 25.

2012 Investor Guidance

The Company will also update its investor relations guidance on its Web site (www.usairways.com) immediately following its 12:30 p.m. ET conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding special charges, fuel and profit sharing, fuel prices, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan and estimated capital spending for the remainder of 2012.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide, operates the world’s largest fleet of Airbus aircraft and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,290 airports in 189 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. Aviation Week and Overhaul & Maintenance magazine presented US Airways with the 2012 Aviation Maintenance, Repair and Overhaul (MRO) of the Year Award for demonstrating outstanding achievement and innovation in the area of technical operations. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for six consecutive years. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCF)

Forward Looking Statements

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; the Company’s high level of fixed obligations and ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may affect the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports or focus city; regulatory changes affecting the allocation of slots; the Company’s reliance on third-party regional operators or third-party service providers; the Company’s reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government regulation; the impact of changes to the Company’s business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or inability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; the Company’s ability to operate and grow its route network; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure or disruption of, or delay in, these technologies or systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the Company’s ability to operate profitably out of Philadelphia International Airport; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended March 31, 2012 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

US Airways Group, Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended March 31,		Percent
	2012	2011	Change
Operating revenues:
Mainline passenger	$2,117	$1,900	11.4
Express passenger	764	685	11.6
Cargo	40	43	(6.0)
Other	345	333	3.6

Total operating revenues	3,266	2,961	10.3

Operating expenses:
Aircraft fuel and related taxes	859	734	17.0
Salaries and related costs	606	573	5.8
Express expenses:
Fuel	277	242	14.1
Other	525	528	(0.5)
Aircraft rent	162	164	(1.3)
Aircraft maintenance	163	163	(0.2)
Other rent and landing fees	140	129	8.5
Selling expenses	111	100	10.9
Special items, net	3	3	(11.4)
Depreciation and amortization	61	60	1.7
Other	300	304	(0.7)

Total operating expenses	3,207	3,000	6.9

Operating income (loss)	59	(39)	nm

Nonoperating income (expense):
Interest income	—	1	(72.6)
Interest expense, net	(82)	(77)	6.8
Other, net	71	1	nm

Total nonoperating expense, net	(11)	(75)	(86.0)

Income (loss) before income taxes	48	(114)	nm

Income tax provision	—	—	—

Net income (loss)	$48	$(114)	nm

Earnings (loss) per common share
Basic	$0.30	$(0.71)

Diluted	$0.28	$(0.71)

Shares used for computation (in thousands):
Basic	162,130	161,890

Diluted	201,814	161,890

Note: Percent change may not recalculate due to rounding.

US Airways Group, Inc.

Operating Statistics

	3 Months Ended March 31,
	2012	2011	Change
Mainline
Revenue passenger miles (millions)	14,300	13,570	5.4%
Available seat miles (ASM) (millions)	17,718	17,035	4.0%
Passenger load factor (percent)	80.7	79.7	1.0	pts
Yield (cents)	14.80	14.00	5.7%
Passenger revenue per ASM (cents)	11.95	11.15	7.1%

Passenger enplanements (thousands)	13,286	12,504	6.3%
Departures (thousands)	115	112	2.0%
Aircraft at end of period	340	340	—%

Block hours (thousands)	299	294	1.8%
Average stage length (miles)	954	946	0.9%
Average passenger journey (miles)	1,606	1,593	0.8%
Fuel consumption (gallons in millions)	264	256	3.2%
Average aircraft fuel price including related taxes (dollars per gallon)	3.26	2.87	13.4%
Full-time equivalent employees at end of period	31,186	30,621	1.8%

Operating cost per ASM (cents)	13.57	13.09	3.7%
Operating cost per ASM excluding special items (cents)	13.56	13.07	3.8%
Operating cost per ASM excluding special items and fuel (cents)	8.71	8.76	(0.6)%

Express*
Revenue passenger miles (millions)	2,459	2,438	0.9%
Available seat miles (millions)	3,429	3,492	(1.8)%
Passenger load factor (percent)	71.7	69.8	1.9	pts
Yield (cents)	31.06	28.08	10.6%
Passenger revenue per ASM (cents)	22.28	19.60	13.7%

Passenger enplanements (thousands)	6,536	6,347	3.0%
Aircraft at end of period	288	281	2.5%
Fuel consumption (gallons in millions)	84	83	1.3%
Average aircraft fuel price including related taxes (dollars per gallon)	3.29	2.92	12.7%

Operating cost per ASM (cents)	23.39	22.06	6.0%
Operating cost per ASM excluding special items (cents)	23.39	22.03	6.2%
Operating cost per ASM excluding special items and fuel (cents)	15.33	15.10	1.5%

Total Mainline & Express
Revenue passenger miles (millions)	16,759	16,008	4.7%
Available seat miles (millions)	21,147	20,527	3.0%
Passenger load factor (percent)	79.3	78.0	1.3	pts
Yield (cents)	17.19	16.14	6.5%
Passenger revenue per ASM (cents)	13.62	12.59	8.2%
Total revenue per ASM (cents)	15.45	14.42	7.1%

Passenger enplanements (thousands)	19,822	18,851	5.2%
Aircraft at end of period	628	621	1.1%
Fuel consumption (gallons in millions)	348	339	2.7%
Average aircraft fuel price including related taxes (dollars per gallon)	3.27	2.88	13.2%

Operating cost per ASM (cents)	15.17	14.61	3.8%
Operating cost per ASM excluding special items (cents)	15.16	14.59	3.8%
Operating cost per ASM excluding special items and fuel (cents)	9.78	9.84	(0.5)%

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines, Chautauqua Airlines and SkyWest Airlines.

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and express CASM excluding special items and fuel to evaluate the Company’s operating performance.

	3 Months Ended March 31,
	2012	2011
Reconciliation of Net Income (Loss) Excluding Special Items	(In millions, except share and per share amounts)
Net income (loss) as reported	$48	$(114)
Special items:
Special items, net	3	3
Express operating special items, net	—	1
Nonoperating special items, net (1)	(73)	—

Net loss as adjusted for special items	$(22)	$(110)

Reconciliation of Basic and Diluted Loss Per Share As	3 Months Ended March 31,
Adjusted for Special Items	2012	2011
Net loss as adjusted for special items	$(22)	$(110)

Shares used for computation (in thousands):
Basic	162,130	161,890

Diluted	162,130	161,890

Loss per share as adjusted for special items:
Basic	$(0.13)	$(0.68)

Diluted	$(0.13)	$(0.68)

	3 Months Ended March 31,
Reconciliation of Operating Income (Loss) Excluding Special Items	2012	2011
Operating income (loss) as reported	$59	$(39)

Special items:
Special items, net	3	3
Express operating special items, net	—	1

Operating income (loss) as adjusted for special items	$62	$(35)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended March 31,
Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	2012	2011
Total operating expenses	$3,207	$3,000
Less express expenses:
Fuel	(277)	(242)
Other	(525)	(528)

Total mainline operating expenses	2,405	2,230

Special items, net	(3)	(3)

Mainline operating expenses, excluding special items	2,402	2,227

Aircraft fuel and related taxes	(859)	(734)

Mainline operating expenses, excluding special items and fuel	$1,543	$1,493

(In cents)
Mainline operating expenses per ASM	$13.57	$13.09

Special items, net per ASM	(0.01)	(0.02)

Mainline operating expenses per ASM, excluding special items	13.56	13.07

Aircraft fuel and related taxes per ASM	(4.85)	(4.31)

Mainline operating expenses per ASM, excluding special items and fuel	$8.71	$8.76

Note: Amounts may not recalculate due to rounding.

	3 Months Ended March 31,
Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Express only	2012	2011
Total express operating expenses	$802	$770

Express operating special items, net	—	(1)

Express operating expenses, excluding special items	802	769

Aircraft fuel and related taxes	(277)	(242)

Express operating expenses, excluding special items and fuel	$525	$527

(In cents)
Express operating expenses per ASM	$23.39	$22.06

Express operating special items, net per ASM	—	(0.03)

Express operating expenses per ASM, excluding special items	23.39	22.03

Aircraft fuel and related taxes per ASM	(8.06)	(6.94)

Express operating expenses per ASM, excluding special items and fuel	$15.33	$15.10

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline	3 Months Ended March 31,
and Express	2012	2011
Total operating expenses	$3,207	$3,000

Special items:
Special items, net	(3)	(3)
Express operating special items, net	—	(1)

Total operating expenses, excluding special items	3,204	2,996

Fuel:
Aircraft fuel and related taxes—mainline	(859)	(734)
Aircraft fuel and related taxes—express	(277)	(242)

Total operating expenses, excluding special items and fuel	$2,068	$2,020

(In cents)
Total operating expenses per ASM	$15.17	$14.61

Special items per ASM:
Special items, net	(0.01)	(0.01)
Express operating special items, net	—	(0.01)

Total operating expenses per ASM, excluding special items	15.16	14.59

Fuel per ASM:
Aircraft fuel and related taxes—mainline	(4.06)	(3.58)
Aircraft fuel and related taxes—express	(1.31)	(1.18)

Total operating expenses per ASM, excluding special items and fuel	$9.78	$9.84

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

1)	In the first quarter of 2012, the Company recognized a $73 million gain associated with the slot transaction with Delta Air Lines, Inc. The Company closed the slot transaction in December 2011, which resulted in a $147 million gain that the Company fully deferred as of December 31, 2011 due to DOT operating restrictions. The Company expects to recognize the remaining $74 million gain in the third quarter of 2012 as the operating restrictions lapse.

US Airways Group, Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets

Current assets
Cash and cash equivalents	$2,190	$1,947
Accounts receivable, net	449	327
Materials and supplies, net	294	235
Prepaid expenses and other	631	540

Total current assets	3,564	3,049

Property and equipment
Flight equipment	4,605	4,591
Ground property and equipment	923	907
Less accumulated depreciation and amortization	(1,556)	(1,501)

	3,972	3,997
Equipment purchase deposits	200	153

Total property and equipment	4,172	4,150

Other assets
Other intangibles, net	539	543
Restricted cash	347	365
Other assets	226	228

Total other assets	1,112	1,136

Total assets	$8,848	$8,335

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	$453	$436
Accounts payable	415	386
Air traffic liability	1,416	910
Accrued compensation and vacation	187	176
Accrued taxes	239	163
Other accrued expenses	1,031	1,089

Total current liabilities	3,741	3,160

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,984	4,130
Deferred gains and credits, net	325	307
Employee benefit liabilities and other	598	588

Total noncurrent liabilities and deferred credits	4,907	5,025

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	2,124	2,122
Accumulated other comprehensive income	2	2
Accumulated deficit	(1,928)	(1,976)

Total stockholders’ equity	200	150

Total liabilities and stockholders’ equity	$8,848	$8,335